 Exhibit 107

Calculation of Filing Fee Tables

Form S-3

DREAM FINDERS HOMES, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	9% Series A Convertible Preferred Stock, par value $0.01 per share	457(i)	150,000	$1,000	$150,000,000(2)	0.0000927	$13,905
Equity	Class A Common Stock, par value $0.01 per share, issuable upon conversion of 9%Series A Convertible Preferred Stock	457(i)	6,426,770(3)	—	—	—	$0(4)
	Total Offering Amounts						$$150,000,000
	Total Fee Offsets						—
	Net Fee Due						$$13,905

(1)        All shares offered hereby is for the account of the selling stockholders named in this Registration Statement. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) promulgated under the Securities Act on the basis of the liquidation preference in the amount of $1,000 per share of preferred stock.

(3)        The conversion price of the 9% Series A Convertible Preferred Stock will be based on the average of the trailing 90 days’ closing price of Class A common stock on the date of conversion, less a percentage of the average and subject to a floor conversion price of $4.00. In accordance with a registration rights agreement entered into by registrant and the selling stockholders, the number of shares of Class A common stock being registered is equal to 19.9% of the outstanding shares of Class A common stock on September 29, 2021.

(4)        The shares of our Class A common stock issuable upon conversion of the preferred stock will be issued for no additional consideration and, therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act.